Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
October 2, 2007	617-292-9750
mark.zelermyer@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON INCREASES LOANS TO
MEMBERS BY APPROXIMATELY $13 BILLION IN SEPTEMBER

BOSTON — The Federal Home Loan Bank of Boston (the Bank) increased its advances outstanding to member financial institutions by approximately $13.1 billion during September 2007, as compared with $.8 billion in July and $3.4 billion in August. As of September 30, 2007, the Bank had a total of $56.2 billion in advances outstanding to members. This increase is due to a combination of market conditions as well as the consolidation of certain charters by a member.

All dollar amounts referenced are at par before SFAS 133 and other accounting adjustments and are unaudited.

“The Federal Home Loan Banks were created to supply reliable, low-cost funding to member financial institutions in all business cycles,” said Michael A. Jessee, the Bank’s president and chief executive officer. “This significant increase in advances demonstrates the important role we play as we help members serve their communities regardless of the economic environment.”

The Bank disclosed information about its recent advances activity following today’s statement by the Federal Home Loan Banks’ Office of Finance, which noted that as of September 30, 2007, advances outstanding for the Federal Home Loan Banks on a combined basis were $822 billion, up by $53 billion from August 31, 2007. This information is provided due to current market conditions, and neither the Bank nor the Office of Finance expects to update this information on a monthly basis.

The Federal Home Loan Bank of Boston (www.fhlbboston.com) is a cooperatively owned wholesale bank for the six New England states. Its mission is to support the residential-mortgage and community-development lending activities of its members, which include over 460 financial institutions across New England. To accomplish its mission, the Bank utilizes private-sector capital to provide members and other qualified customers with reliable access to low-cost wholesale funds, liquidity, a competitive outlet for the sale of loans, special lending programs, technical assistance, and other products and services.

###

Federal Home Loan Bank of Boston    |    111 Huntington Avenue    |    Boston, MA 02199    |    617-292-9600
|    FAX: 617-292-9645    www.fhlbboston.com